Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Sandridge Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(o)

	Equity	Preferred Stock, $0.001 par value per share	457(o)

	Other	Depositary Shares

	Other	Warrants	457(o)

	Other	Stock Purchase Contracts	457(o)

	Other	Stock Purchase Units	457(o)

	Other	Subscription Rights	457(o)

	Debt	Debt Securities	457(o)

	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$500,000,000(2)	0.0000927	$46,350(3)

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$500,000,000		$46,350

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$46,350

(1)

There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, such indeterminate number of rights to purchase common stock, preferred stock, units and other securities and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $500,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to pursuant to Item 16(b) of Form S-3 under the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.